Exhibit 21.1

Subsidiaries of the Registrant

Innocoll, Inc., a Virginia corporation

Innocoll Pharmaceuticals Ltd., an Irish private limited company

Innocoll Technologies Ltd., an Irish private limited company

Syntacoll GmbH, a German limited liability company (wholly-owned subsidiary of Innocoll Pharmaceuticals Ltd.)